NPC International, Inc. Announces J. Hedrick’s Promotion to COO

Overland Park, Kansas, (September 25, 2015) - NPC is pleased to announce the promotion of J. Hedrick to Chief Operating Officer (COO) of NPC International, Inc. effective September 30, 2015. In his capacity as COO, Mr. Hedrick will be responsible for leading the company’s Pizza Hut and Wendy’s restaurant operations and providing key oversight of the company’s construction and development function.

Mr. Hedrick joined NPC in June of 2014 as Senior Vice President of Operations for Wendy’s.

Mr. James K Schwartz, Chairman and CEO said “J. has proven to be a very capable restaurant leader as demonstrated by the results that he has delivered in our Wendy’s business since joining NPC a little over 15 months ago. J. has a special passion for the customer and operational excellence that truly distinguishes him as an effective leader. We are excited to have J. in this elevated capacity and look forward to the benefits of his leadership.”

NPC International, Inc. is the world’s largest Pizza Hut franchisee and currently operates 1,262 Pizza Hut units in 28 states and 143 Wendy’s units in five states.

The Company is a wholly-owned subsidiary of NPC Restaurant Holdings, LLC ("Parent"), which has guaranteed the Company's 10.50% Senior Notes due 2020. As a result of its guarantee, Parent is required to file reports with the Securities and Exchange Commission which include consolidated financial statements of Parent and its subsidiaries (including the Company). Parent's only material asset is all of the stock of the Company. The quarterly and annual financial statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations for Parent and the Company can be accessed at www.sec.gov.

Contact: Troy D. Cook, Executive Vice President-Finance & Chief Financial Officer
913-327-3109
7300 W 129th St
Overland Park, KS 66213